Exhibit 23.2

Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 Marsh Wall, London E14 9FJ, England

Telephone: +44 (0) 20 7538 0191 Facsimile:  +44 (0) 20 7987 9396 Email: enquiries@drewry.co.uk Website: www.drewry.co.uk

October 26, 2007

Navios Maritime Partners L.P.

85 Akti Misouli Street

Piraeus,

Greece 185 38

Attention: Michael McClure

Dear Mr. McClure:

Reference is made to the Form F-1 registration statement (the “Registration Statement”) relating to the initial public offering of common units of Navios Maritime Partners L.P. (the “Company”).

We hereby consent to all reference to our name in the Registration Statement and the prospectus which constitutes part of the Registration Statement (the “Prospectus”) and to the use of the graphical and statistical information supplied by us set forth in the sections of the Prospectus entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The International Drybulk Shipping Industry” and “Business.”

We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•	We have accurately described the international dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and
•

Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Yours sincerely,

Nigel Gardiner Managing Director Drewry Shipping Consultants

Drewry Shipping Consultants Limited – registered in London, England No. 3289135